Exhibit 99.1

Avatech Solutions Elects Thom Waye to Board of Directors

BALTIMORE, MARYLAND – November 13, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced the election of Thom Waye, Managing Partner and founder of the Sigma Opportunity Fund, to Avatech’s board of directors.

Mr. Waye, age 41, founded the Sigma Opportunity Fund in 2003 and has more than 20 years of financial and operational experience within the technology, telecommunications, and healthcare sectors. Prior to forming Sigma, he was a Partner and Managing Director at ComVest Venture Partners, L.P., where he was primarily responsible for originating and structuring the fund’s operating company investments.

Before joining ComVest, Mr. Waye was with AIG Global Investment Corporation, a $10+ billion private equity group, where he had responsibility for fundraising and fund development. In addition, he previously led Motorola’s and Unisys’ New York based non-banking, financial services sales and marketing efforts.

“Thom’s unique combination of financial and business expertise will bring a valuable new perspective to our board of directors,” said Avatech Chairman W. James Hindman. “We look forward to his contributions as we work to expand Avatech’s national presence and take advantage of the many growth opportunities in our industry.”

Thom Waye commented, “Avatech has achieved strong top-line growth and has emerged as a leading design and engineering systems integrator in this space. Having recognized an opportunity for industry consolidation, Sigma is excited to partner with Avatech strategically and financially, helping it to increase shareholder value via organic growth and acquisitions. The recent Sterling acquisition includes opportunities for cross-selling services, and represents both an increase in core revenues and an important step toward achieving a more diversified, higher margin business.”

Mr. Waye holds an MBA in Accounting and Finance from the University of Chicago Graduate School of Business and a B.Sc. in Management Information Systems and Marketing from Syracuse University.

The addition of Mr. Waye brings the total number of Avatech’s board members to eight. He will serve on the board’s executive and compensation committees.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management, and process optimization for the manufacturing, engineering, building design, and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2006 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

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